Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement (No. 333-131794) (Amendment No. 2) on Form S-1 of Basin Water, Inc. of our report dated March 24, 2006 except for Note 10 as to which the date is April 18, 2006 relating to our audits of the financial statements appearing in the Prospectus, which is part of this Registration Statement. Our report dated March 24, 2006 except for Note 10 as to which the date is April 18, 2006 includes an emphasis paragraph relating to certain adjustments for restatements.

We also consent to the reference to our firm under the captions “Experts” in such Prospectus.

Our audits of the financial statements referred to in our aforementioned report also include the financial statement schedule of Basin Water, Inc., listed in Schedule II. This financial statement schedule is the responsibility of the management of Basin Water, Inc. Our responsibility is to express an opinion based on our audits of the financial statements. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN, LLP

Santa Ana, California

April 19, 2006